Exhibit 4.1

ESTRE AMBIENTAL, INC.

Number	Number and Class of Shares

00[ ]	-[ ]-

Incorporated under the laws of the Cayman Islands

Share Capital is US$[amount] divided into [amount] ordinary shares of a par value of US$0.0001 each and [amount] Class B shares of a par value of US$0.0001 each

THIS IS TO CERTIFY THAT [Name of Shareholder] is the registered holder of [Number and Class] Shares in the above-named Company subject to the Amended and Restated Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on [ ] 201[ ]:

DIRECTOR/OFFICER